EXHIBIT 10.1

[Crown Letterhead]

[NAME]
[ADDRESS]

Dear _______:

Pursuant to the 2013 Stock-Based Incentive Compensation Plan (the “Plan”), the Company hereby grants to you as of DATE (the “Grant Date”) an aggregate of [______] restricted shares of Common Stock, par value $5.00 (“Award”).

This Award is subject to the applicable terms and conditions of the Plan which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth in the Plan. A copy of the Plan and the Plan Prospectus are being delivered to you by e-mail. Please keep these documents with your other important records for future reference.

Subject to your continued employment with the Company including, its Subsidiaries or Affiliates, as of each such date set forth below, the restrictions on your Award shall lapse and your Award will become vested, as follows:

A.	On (TWO YEARS FROM GRANT DATE) the restrictions shall lapse with respect to [____] restricted shares;

B.	On (THREE YEARS FROM GRANT DATE) the restrictions shall lapse with respect to [____] restricted shares;

C.	On (FOUR YEARS FROM GRANT DATE) the restrictions shall lapse with respect to [____] restricted shares; and

D.	On (FIVE YEARS FROM GRANT DATE) the restrictions shall lapse with respect to [____] restricted shares;

Except as provided below, any portion of your Award for which the restrictions have not lapsed as of the date of your termination of employment (for any reason) with the Company, its Subsidiaries and Affiliates will be totally and permanently forfeited without further compensation. Notwithstanding the foregoing, if your employment terminates due to your death or disability (which qualifies you for either Company-sponsored or government-provided long-term disability benefits), the restrictions on your Award shall lapse and your restricted shares will become fully vested.

Your restricted shares will be placed in a restricted stock account with the Company’s Transfer Agent at Wells Fargo’s Shareowner Services (“Wells Fargo”) established on your behalf. With your acceptance of this Award and placement of the restricted shares in your account at Wells Fargo, you agree to deliver a signed stock power, copy attached, endorsed in blank to the Company. Both the shares and the stock power shall be held in escrow by the Company until the restrictions lapse. As promptly as possible following the lapse of the restrictions, the Company will transfer the affected shares from the restricted at Wells Fargo to your account at E*TRADE FINANCIAL.

E*TRADE FINANCIAL serves as the administrator for the Plan. If you do not currently have a Crown Stock Plan account with E*TRADE FINANCIAL, you will be contacted directly via email by E*TRADE FINANCIAL with an authentication code that will assist you in opening an account. (NAME), the Manager of Financial Reporting in Philadelphia, will provide to you via email with a Crown Identification Number which is required to complete the registration process. He will also provide instructions for accessing the E*TRADE FINANCIAL stock plans internet site. The shares related to this grant will be reflected in your E*TRADE FINANCIAL account as unvested shares.

Upon the transfer of your shares from Wells Fargo to E*TRADE FINANCIAL, the Company will automatically retain the number of shares of Common Stock whose fair market value equals the amount required to be withheld with respect to any taxes that may be due in respect of the vesting of such Common Stock. Additionally, the attached Prospectus contains a brief summary of certain U.S. federal income tax issues related to the Award of restricted stock. Please carefully review the attached summary, and consult with your personal tax advisor concerning the taxation of the Award.

The resulting number of net shares retained in your E*TRADE FINANCIAL ACCOUNT will be immediately available to you. However, the Company will not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange. The construction and interpretation of any provision of your Award or the Plan shall be final and conclusive when made by the Plan’s administrative committee.

Nothing in this letter shall confer on you the right to continue in the employment of the Company, its Subsidiaries or Affiliates, or interfere in any way with the right of the Company to terminate your employment at any time.

Please sign and return a copy of this letter to (NAME), Manager of Financial Reporting in Philadelphia, designating your acknowledgement and acceptance of this letter. In addition, please sign and return the attached stock power to (NAME). The letter and stock power must be returned within ninety (90) days, otherwise, the Award will lapse and become null and void.

Very truly yours,

Chairman and Chief Executive Officer

Acknowledged and Accepted ______________________________ _________
[NAME]             [Date]